Exhibit 99.1

MEDIA CONTACT:	INVESTOR CONTACT:
Gerard Laurain	Jim Polson:
(312) 384-8041	1-866-268-4744

Neutral Tandem Announces Appointment of New Board Member, G. Edward Evans

CHICAGO, October 31, 2008 – Neutral Tandem, Inc. (NASDAQ: TNDM) announced today the appointment of G. Edward Evans to the Board of Directors, effective October 30, 2008. Mr. Evans was also appointed to serve on the Audit Committee and Compensation Committee of the Board. For a complete listing of Neutral Tandem’s Board of Directors, and the committees on which they serve, refer to the investor relations page of Neutral Tandem’s website at www.neutraltandem.com.

Mr. Evans currently serves as Chairman and Chief Executive Officer of Stelera Wireless, a leader in deploying broadband services to rural markets throughout the United States. Previously, Mr. Evans was CEO and Chairman of Syniverse Holdings, Inc. (NYSE:SVR). Mr. Evans was elected Syniverse’s chairman of the board in February 2005 after having served as a director since February 2002. He served as chief executive officer from February 2002 until January 2006, at which time he stepped down from the position. Mr. Evans remained Chairman of the board until January of 2007. From January 1997 to January 2002, Mr. Evans was with Dobson Communications Corporation, first as president of its cellular subsidiaries and then as president and chief operating officer of the organization. Today Mr. Evans serves on the boards of Solix, CTIA – The Wireless Association, Carolina West Wireless, and the Network Reliability and Interoperability Commission, an advisory committee to the FCC. He holds a master’s degree in business administration from Georgia State University.

“We are very pleased to welcome Ed to our board,” commented Rian Wren, President and Chief Executive Officer of Neutral Tandem. “Ed’s extensive experience in the telecommunications industry, combined with his executive leadership roles and deep operations experience will provide Neutral Tandem with valuable perspective. We look forward to his contributions and guidance.”

About Neutral Tandem, Inc.

Headquartered in Chicago, Neutral Tandem, Inc. is a leading provider of tandem interconnection services to wireless, wireline, cable and broadband providers. Founded in 2003, Neutral Tandem facilitates inter-carrier communications with a cost-effective alternative to the Incumbent Local Exchange Carrier (ILEC) network. Neutral Tandem’s solutions build redundancy, security and operational efficiencies into the nation’s telecommunications infrastructure. As of September 30, 2008, Neutral Tandem was capable of connecting approximately 372 million telephone numbers assigned to carriers. Please visit Neutral Tandem’s website at: www.neutraltandem.com.

Cautions Concerning Forward Looking Statements

Neutral Tandem cautions readers that all statements, other than statements of historical fact included in this press release are forward-looking statements. The words “look forward to,” “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release, as actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements. Neutral Tandem has included important factors in the “Risk Factors” and other cautionary statements included in its reports filed with the Securities and Exchange Commission, that Neutral Tandem believes could cause actual results or events to differ materially from the forward-looking statements in this press release. Neutral Tandem does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.